Exhibit 99

Capstone Turbine Reports Third Quarter Fiscal 2017 Financial Results

 Operating Expenses Drop to Lowest Level in 14 Years - Aftermarket Service Business Complements and Strengthens Business Operations

 Net Income Impacted by One-Time Non-Cash Warranty Reserve and Non-Cash Warrant Liability Valuation

Conference Call and Webcast to Be Held Today at 1:45 PM PT, 4:45 PM ET

CHATSWORTH, Calif., Feb. 09, 2017 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its third quarter of fiscal 2017 ended December 31, 2016.

The company reported total revenue of $20.2 million for the third quarter of fiscal 2017 an increase of 35% from $15.0 million for the second quarter of fiscal 2017. Additionally, the company reported that the factory protection plan (“FPP”) service contract backlog continued to grow during the quarter and achieved record levels of $77.2 million and that service revenue for the quarter was $3.7 million with a service gross margin of 35%.

Operating expenses for the third quarter of fiscal 2017 were $6.1 million, which are down $3.8 million, or 38%, from the year-ago quarter and down an additional $0.3 million, or 5%, compared to prior quarter.

Darren Jamison, President and Chief Executive Officer of Capstone, said, “We have full confidence in our business profitability plan and believe that our results show the solid progress we have made to develop new revenue and growth opportunities, and we continue to grow our aftermarket service business, while at the same time streamlining our organization and reducing our cost structure to levels not seen in fourteen years.”

The company continues to focus on expanding into new geographical markets to achieve a target market vertical mix of 40% energy efficiency, 40% natural resources and 20% renewable energy and other. Progress was made during the third quarter of fiscal 2017, as the company shipped its first products into Qatar and Libya. The company also improved the vertical market mix, with product shipments from efficiency markets comprising 53% of revenue compared with 71% in last year’s third quarter, natural resources comprising 38% of revenue compared with 22% of revenue in last year’s third quarter and renewable energy and other comprising 9% of revenue compared with 7% of revenue in last year’s third quarter.

As previously announced, cash used in the third quarter of fiscal 2017, excluding net proceeds from equity issuances, decreased 56% over the prior quarter. Cash and cash equivalents increased $3.3 million to $19.4 million as of December 31, 2016, compared to cash and cash equivalents of $16.1 million at the end of the prior quarter. Each of these balances includes $5 million of restricted cash related to the Wells Fargo credit facility, and the December cash balance includes net proceeds from equity issuances that occurred during the third quarter.

“We remain focused on minimizing our cash burn by controlling our operating expenses and tightly managing our working capital. We have lowered our operating expenses 38% from last year’s third quarter levels and we remain committed to streamlining our cost structure and increasing our margins with better materials pricing, work flow efficiencies and matching our organizational size to expected future activity levels,” added Mr. Jamison.

During the third quarter of fiscal 2017, the company decided to retrofit proactively select fielded non-Signature Series C200 microturbines in order to improve performance, reliability and customer satisfaction. This proactive retrofit program has the potential to decrease significantly future warranty and FPP expense. As a result of this decision, the company recorded a one-time non-cash warranty charge of approximately $5.2 million, which was offset by the proactive retrofits performed in the third quarter, leaving a warranty reserve liability at the end of the quarter of approximately $3.0 million remaining for future proactive retrofits. However, as a result of this one-time warranty charge, the timing of inventory adjustments and the closeout of certain purchase agreements, the gross margin for the third quarter of fiscal 2017 was negative 20% compared to 5% in the prior quarter.

The company also recorded a non-cash benefit of $1.8 million for the change in the fair value of the warrant liability during the third quarter of fiscal 2017. This decrease in net loss was the result of the adoption of Accounting Standards Codification 815 “Derivatives and Hedging” which affects the company’s accounting for warrants with certain anti-dilution provisions. Net loss for the third quarter was $8.9 million, compared with a net loss of $6.0 million in last year’s third quarter.  Capstone’s net loss for the third quarter before considering the non-cash warrant liability benefit would have been $10.7 million (calculated by subtracting the $1.8 million warrant liability benefit from the $8.9 million reported net loss), or $0.31 basic loss per share ($0.33 diluted loss per share), (calculated by subtracting a $0.05 basic and diluted gain per share attributable to the warrant liability benefit from the reported $0.26 basic loss per share ($0.28 diluted loss per share)), compared to the $6.0 million, or $0.34 basic and diluted loss per share (split adjusted) for the third quarter of fiscal 2016, which did not include a warrant liability benefit.

Business Developments and Milestones Recently Achieved:

  Capstone Energy Finance (“CEF”) partnered with Sky Solar for additional project capital and with Acresis and Bridge Bank for distributor product financing. Orders through CEF are developing, and the company anticipates that CEF will execute the initial power purchase agreements in the coming quarters.

  In December 2016, the company announced that it changed audit firms and insourced the investor relations function, which is anticipated to result in savings of approximately $600,000 for fiscal 2018 compared to fiscal 2016.

  The company continued to move forward with its product development roadmap with a new Tier-4 liquid fuel injector design and a new partnership with the Department of Energy on High Hydrogen fuels. The company also completed successful testing on its Butane fuel program and implemented cost reductions with respect to the Signature Series products.

  Domestic product orders increased after the Presidential election with the largest orders coming from RSP Systems (“RSP”) and Horizon Power Systems (“Horizon”). During the third quarter, the company shipped a Signature Series C1000 to RSP to be installed in a leading food retailer facility within the New York area.

  Horizon secured a follow-on order for a Signature Series C800, two Signature Series C600s and multiple C65 and C30 microturbines totaling in excess of 2.6 megawatts to be installed in the Mancos and Gallup shale plays, located in the San Juan Basin. This was the largest single oil and gas order the company had received in approximately 11 months.

  The company continued to focus on reducing manufacturing costs, which lowered certain previously negotiated raw material costs for the new Signature Series products, reduced supplier material lead times and increased inventory turns for the third quarter compared to the second quarter and the same period last year.

  The company anticipates that the recovery in oil prices should restart stalled projects in the pipeline, as capital budgets slowly show signs of activity.

  The company continues to see improvement in the Russian market, as BPC Engineering represented 16% of the third quarter revenue as a result of shipping four Signature Series C1000 microturbines. Three of these systems were installed in a greenhouse for a major Belarusian plant growth facility in the Minsk region. To date, the company collected $1.5 million from BPC and the remaining balance of its receivable as of December 31, 2016, was $6.5 million.

  The company sales opportunity pipeline by region increased $172 million, or 22%, to $1.1 billion during the third quarter compared to the prior quarter.

Mr. Jamison concluded, “As a team, we remain firmly focused on shortening our path to profitability by lowering our expenses, growing our product and service revenues, diversifying our business, launching new products, creating new partnerships and managing our balance sheet.”

Financial Highlights for the Third Quarter of Fiscal 2017:

  Total revenue increased 35% to $20.2 million for the third quarter of fiscal 2017 from $15.0 million for the second quarter of fiscal 2017.

  Service revenue for the quarter was $3.7 million with a service gross margin of 35% and FPP service contract backlog up 19% to $77.2 million compared to same quarter last year.

  Operating expenses decreased 38% for the quarter to $6.1 million compared with $9.9 million in the year-ago third quarter.

  Cash used in the third quarter, excluding net proceeds from equity issuances, deceased to $3.5 million, or 56% lower than the previous quarter. Cash and cash equivalents, including $5 million of restricted cash related to the Wells Fargo credit facility, increased $3.3 million to $19.4 million as of December 31, 2016.

  Inventories as of December 31, 2016 were $16.7 million compared with $22.7 million at the end of the year-ago third quarter, a decrease of $6.0 million.

  Accounts payable and accrued expenses were $12.1 million compared with $21.4 million at the end of the third quarter of fiscal 2016.

  The company booked product net orders of approximately $11.5 million during the third quarter, for a 0.9:1 book-to-bill ratio, compared with $8.9 million of product net orders received and booked during the second quarter, which was a 1.1:1 book-to-bill ratio.

Conference Call and Webcast
The company will host a live webcast today, February 9, 2017 at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the third quarter of fiscal 2017 ended December 31, 2016. The company will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to the company's investor relations webpage at http://www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation
Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about reducing costs generally, diversifying our business, increasing margins, achieving profitability, the impact of the retrofitting of non-Signature Series C200 microturbines on warranty and FPP expense, the execution by CEF of power purchase agreements, and the impact of the recovery in oil prices on our project pipeline. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone Microturbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	December 31, 2016	March 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$14,361	$11,704
Restricted cash	5,009	5,002
Accounts receivable, net of allowances of $7,050 at December 31, 2016 and $8,909 at March 31, 2016	13,213	13,575
Inventories	14,732	16,126
Prepaid expenses and other current assets	3,339	2,636
Total current assets	50,654	49,043
Property, plant and equipment, net	2,829	3,537
Non-current portion of inventories	1,949	2,143
Intangible assets, net	736	941
Other assets	234	228
Total	$56,402	$55,892
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$12,126	$13,187
Accrued salaries and wages	1,430	1,880
Accrued warranty reserve	4,311	1,639
Deferred revenue	4,580	4,368
Revolving credit facility	8,665	9,459
Current portion of notes payable and capital lease obligations	476	361
Warrant liability	2,463	—
Total current liabilities	34,051	30,894
Long-term portion of notes payable and capital lease obligations	30	74
Other long-term liabilities	168	184
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized, 35,841,462 shares issued and 35,724,994 shares outstanding at December 31, 2016; 23,857,516 shares issued and 23,753,873 shares outstanding at March 31, 2016	36	24
Additional paid-in capital	870,001	853,288
Accumulated deficit	(846,245)	(826,955)
Treasury stock, at cost; 116,468 shares at December 31, 2016 and 103,643 shares at March 31, 2016	(1,639)	(1,617)
Total stockholders’ equity	22,153	24,740
Total	$56,402	$55,892

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue:
Product, accessories and parts	$16,540	$18,239	$43,841	$57,074
Service	3,645	3,220	10,408	9,270
Total revenue	20,185	21,459	54,249	66,344
Cost of goods sold:
Product, accessories and parts	21,828	14,979	46,806	48,039
Service	2,356	2,429	7,772	7,641
Total cost of goods sold	24,184	17,408	54,578	55,680
Gross margin (loss)	(3,999)	4,051	(329)	10,664
Operating expenses:
Research and development	1,282	2,905	4,254	8,193
Selling, general and administrative	4,848	7,002	15,631	21,796
Total operating expenses	6,130	9,907	19,885	29,989
Loss from operations	(10,129)	(5,856)	(20,214)	(19,325)
Other expense	(436)	—	(480)	(38)
Interest income	8	—	21	—
Interest expense	(129)	(159)	(392)	(506)
Change in fair value of warrant liability	1,777	—	1,777	—
Loss before income taxes	(8,909)	(6,015)	(19,288)	(19,869)
Provision for income taxes	—	—	3	3
Net loss	$(8,909)	$(6,015)	$(19,291)	$(19,872)

Net loss per common share
Basic	$(0.26)	$(0.34)	$(0.63)	$(1.17)
Diluted	$(0.28)	$(0.34)	$(0.63)	$(1.17)

Weighted average shares used to calculate net loss per common share
Basic	34,761	17,824	30,823	16,975
Diluted	37,947	17,824	30,823	16,975

CONTACT:

Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com